Exhibit 99.(8)(eee)(2)

SECOND AMENDMENT to the FINANCIAL SUPPORT AGREEMENT for

AIM VARIABLE INSURANCE FUNDS (INVESCO VARIABLE INSURANCE FUNDS)

THIS SECOND AMENDMENT, effective as of October 1, 2021, amends the Financial Support Agreement between Pacific Select Distributors, LLC, a Delaware corporation (“Financial Intermediary”), Pacific Life Insurance Company (“Insurer”) and Invesco Distributors, Inc., a Delaware corporation, (“Invesco”) (collectively, the “Parties”) dated October 1, 2016 (“Agreement”).

WHEREAS, Parties wish to amend the Agreement pursuant to Section 6; and

NOW THEREFORE, in consideration of the above premises, the parties hereto agree as follows:

1.              Schedule A of the Agreement is deleted in its entirety and replaced as attached hereto.

2.              All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

3.              Terms used, but not otherwise defined herein, shall have the meaning set forth in the Agreement.

{Signature Page to Follow.}

IN WITNESS WHEREOF, the Parties below have caused this First Amendment to the Financial Support Agreement for the AIM Variable Insurance Funds (Invesco Variable Insurance Funds) to be executed by their duly authorized officers effective as of the day and year first written above.

PACIFIC SELECT DISTRIBUTORS, LLC

By:	/s/ Brett Hynes
Print Name: Brett M. Hynes
Title: Chief Executive Officer of Pacific Select Distributors, LLC

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Sharon Campbell
Print Name: Sharon Campbell
Title: Assistant Vice President

INVESCO DISTRIBUTORS, INC.

By:	/s/ Nicole Filingeri
Print Name:	Nicole Filingeri
Title:	Vice President

SCHEDULE A

FINANCIAL SUPPORT FEE

Invesco agrees to pay to Financial Intermediary a quarterly fee (“Quarterly Fee”) equal to a percentage of the average daily net assets of the Portfolios attributable to the Contracts issued by Financial at the following annual rates:

Annual Rate: 0.00% (0 basis points)	Invesco V.I. Equally Weighted S&P 500 Fund Invesco V.I. Government Money Market Fund Invesco V.I. S&P 500 Index Fund

Annual Rate: 0.10% (10 basis points)

Invesco V.I. American Franchise Fund
Invesco V.I. American Value Fund
Invesco V.I. Balanced-Risk Allocation Fund
Invesco V.I. Comstock Fund
Invesco V.I. Core Equity Fund
Invesco V.I. Core Plus Bond Fund
Invesco V.I. Diversified Dividend Fund
Invesco V.I. Equity and Income Fund
Invesco V.I. Global Core Equity Fund
Invesco V.I. Global Real Estate Fund
Invesco V.I. Government Securities Fund
Invesco V.I. Growth and Income Fund
Invesco V.I. High Yield Fund
Invesco V.I. Health Care Fund
Invesco V.I. International Growth Fund
Invesco V.I, Main Street Mid-Cap Fund
Invesco V.I. Small Cap Equity Fund
Invesco V.I. Technology Fund
Invesco V.I. Nasdaq 100 Buffer Fund — September
Invesco V.I. S&P 500 Buffer Fund — September
Invesco V.I. Nasdaq 100 Buffer Fund — December
Invesco V.I. S&P 500 Buffer Fund - December
Invesco V.I. Nasdaq 100 Buffer Fund — March
Invesco V.I. S&P 500 Buffer Fund - March
Invesco V.I. Nasdaq 100 Buffer Fund — June
Invesco V.I. S&P 500 Buffer Fund - June

Annual Rate: 0.05% (5 basis points)

Invesco V.I. Capital Appreciation Fund
Invesco V.I. Conservative Balanced Fund
Invesco V.I, Core Bond Fund
Invesco V.I. Discovery Mid-Cap Growth Fund
Invesco V.I. Global Fund
Invesco V.I. Global Strategic Income Fund
Invesco Oppenheimer V.I. International Growth Fund
Invesco V.I. Main Street Fund
Invesco V.I. Main Street Small Cap Fund